Exhibit 99.1

Company Investor/Media Contact:

dj Orthopedics, Inc.

Mark Francois, Director of Investor Relations

(760) 734-4766

mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ANNOUNCES THIRD QUARTER 2005 RESULTS

•                                          Net revenues grow 15.5% to $72.1 million

•                                          Earnings per share grow to 33 cents

SAN DIEGO, CA October 27, 2005 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced financial results for the third quarter of 2005, ended October 1, 2005.

Third Quarter Results

Net revenues for the third quarter of 2005 were $72.1 million, reflecting an increase of 15.5 percent, compared with net revenues of $62.5 million in the third quarter of 2004.  The third quarter of 2005 included approximately $2.3 million of incremental revenue from the orthopedic soft goods (OSG) business acquired by the Company from Encore Medical Corporation on August 8, 2005.  Excluding the contribution from the acquisition, net revenues in the third quarter grew 11.8 percent, compared to the third quarter of 2004.  The third quarters of 2005 and 2004 each included 63 shipping days.

Net income for the third quarter of 2005 was $7.5 million, or $0.33 per share, reflecting an increase of 61.4 percent, compared with net income of $4.7 million, or $0.20 per share, for the third quarter of 2004.  Reported net income for the third quarter of 2005 included a charge of $0.4 million, or $0.2 million after tax, to write-off previously deferred expenses related to possible acquisitions that the Company stopped pursuing in the third quarter.  Reported net income in the third quarter of 2004 included $2.1 million, or $1.3 million after tax, in restructuring charges related primarily to the integration activities of the Company’s Regeneration business.  Excluding these charges in both the current and prior year third quarters, net income in the third quarter of 2005 grew 31.0 percent over the third quarter of 2004.

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Nine-Month Results

Net revenues for the first nine months of 2005 were $211.2 million, reflecting an increase of 12.4 percent, compared with net revenues of $187.9 million for the first nine months of 2004.  The nine-month period of 2005 included 192 shipping days while the comparable 2004 period included 188 shipping days.  Average daily sales for the first nine months of 2005 increased 10.1 percent, compared to average daily sales for the first nine months of 2004.  Excluding the incremental revenue from the OSG acquisition, average daily sales for the first nine months of 2005 increased 8.9 percent over the corresponding period of 2004.

Net income for the first nine months of 2005 was $21.1 million, or $0.93 per share, compared with net income of $8.7 million, or $0.39 per share, for the first nine months of 2004.  In addition to the restructuring charges noted above in the third quarter of 2004, reported net income for the first nine months of 2004 was reduced by charges of approximately $7.8 million, or $4.7 million after tax, associated with the early redemption of the Company’s Senior Subordinated Notes.  Excluding these charges in 2004, and the charge noted above in the third quarter of 2005, net income for the first nine months of 2005 increased 45.5 percent, compared to the corresponding period of 2004.

“We are pleased to report new Company records for average daily sales and profitability in the third quarter,” said Les Cross, president and CEO.  “We continue to make good progress with our 2005 growth initiatives, and after three productive quarters this year, 2005 is shaping up to be an outstanding year for the Company.

“In the third quarter, our Domestic Rehabilitation segment, which includes our DonJoy®, ProCare® and OfficeCare® channels, was very strong, growing at almost 15% year over year, including revenue from our OSG acquisition.  Even without the OSG revenue, our Domestic Rehabilitation business exceeded our expectations, growing more than 10% year over year, with each of the three business channels contributing strong results.  Our DonJoy channel delivered one of its best quarters ever, benefiting from the combination of a very strong football selling season and strong revenues from new products introduced this year, such as our Velocity Ankle brace.

“Our ProCare channel continues to benefit from new account conversions in hospitals that are part of our national supply contracts and from the addition of OSG revenues.  Our OfficeCare channel was also a strong contributor this quarter due to the addition of 68 net new accounts and revenues from our first quarter acquisition of Superior Medical Equipment.  We are also pleased to report another quarter of double-digit growth in our International business, where we continue to expand

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direct sales into new geographies and increase the breadth of our product offering. We continue to view acquisitions as important to our international strategy and we are currently evaluating several opportunities.  Unfortunately, negotiations with one European target could not be completed, resulting in the write-off of certain deferred acquisition costs this quarter.

“We made steady progress within our Regeneration segment in the third quarter, which, in total, posted year over year growth of nearly 18% in the current quarter and achieved the highest average daily sales level since we acquired the business almost two years ago.  As we reach the one-year anniversary of the commencement of our Regeneration sales force expansion and integration plan, sales of our OL1000™ non-union fracture bone growth stimulator grew over 27% compared to the third quarter of last year.  This product line also grew approximately 2% sequentially from the second quarter of this year, demonstrating continuing traction in our new selling strategy.  Our SpinaLogic® bone growth stimulator grew more than 8% year over year.  We continue to work with our selling partner, DePuy Spine, to strengthen SpinaLogic sales in many territories in the U.S.

“We are pleased to have steadily improved the profitability of the Company this year.  While our gross profit margin in the third quarter reflects an increased mix of lower-margin distribution sales related to the OSG acquisition, our operating margin in the third quarter was the strongest of 2005, at over 19%.  Cash flow from operations was also solid in the quarter at approximately $12 million.

“Our fourth fiscal quarter contains 61 shipping days, two less than in the third quarter of 2005 and four less than the fourth quarter of 2004.  The reduced number of shipping days will impact our revenue levels and growth rates in the fourth quarter, although we expect seasonal growth in average daily sales in the fourth quarter, as well as the benefit of a full quarter of OSG revenue.  Accordingly, we expect total revenues for the fourth quarter to be between $71 and $72 million, bringing full year 2005 revenue within the range of $282 to $283 million.”

Third Quarter Business Highlights:

The Company announced the following highlights during the third quarter:

•                  dj Orthopedics acquired the assets of the orthopedic soft goods business of Encore Medical Corporation for approximately $9.5 million in cash.

•                  The Company’s manufacturing facility in Vista, California was named as one of IndustryWeek magazine’s Top-10 winners in the 2005 “Best Plants” competition for North America.

•                  dj Orthopedics received the Outstanding Corporate Innovator Award for 2005 from the Product Development & Management Association (PDMA).

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•                  The Company introduced ten new products in the third quarter, including a new coil design for its SpinaLogic bone growth stimulator.

•                  The Company broke ground on its new worldwide headquarters in Vista, California.  Once completed in mid-2006, the new 110,000 square foot facility will replace the Company’s existing headquarters.

Conference Call Information

dj Orthopedics has scheduled a conference call to discuss this announcement beginning at 1:00 PM, Eastern Time today, October 27, 2005.  Individuals interested in listening to the conference call may do so by dialing (706) 634-0177, using the reservation code 1305638.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company’s website.

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  Marketed under the DonJoy and ProCare brands, the Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury. The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.  Together, these products provide solutions throughout the patient’s continuum of care.  The Company sells its products in the United States and in more than 40 other countries through networks of agents, distributors and its direct sales force.  Customers include orthopedic, podiatric and spine surgeons, orthotic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s revenue estimates for the full fiscal year 2005 and for the fourth quarter of 2005, which are dependent upon the success of the Company’s growth initiatives for its

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Domestic Rehabilitation, Regeneration and International businesses.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to the successful execution of the Company’s business strategy relative to its Regeneration business; the continued growth of the bone growth stimulation market; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s transition to direct sales of its products in select foreign countries; the Company’s international operations; resources needed and risks involved in complying with government regulations; developing and protecting intellectual property; and the effects of healthcare reform, managed care and buying groups on prices of the Company’s products. Other risk factors are detailed in the Company’s Annual Report on Form 10-K for the 2004 calendar year, filed on March 4, 2005 with the Securities and Exchange Commission.

Tables to follow

dj Orthopedics, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data and number of operating days)

	Three Months Ended		Nine Months Ended
	October 1, 2005	September 25, 2004	October 1, 2005	September 25, 2004

Net revenues	$72,133	$62,471	$211,210	$187,898
Costs of goods sold	26,501	23,033	77,295	69,345
Gross profit	45,632	39,438	133,915	118,553
Operating expenses:
Sales and marketing	21,286	19,092	64,058	58,056
General and administrative	7,679	7,114	22,179	20,662
Research and development	1,486	1,307	4,749	4,087
Amortization of acquired intangibles	1,255	1,152	3,560	3,577
Restructuring costs	—	2,085	—	2,085
Total operating expenses	31,706	30,750	94,546	88,467
Income from operations	13,926	8,688	39,369	30,086
Interest expense and other, net	(1,366)	(908)	(4,266)	(7,805)
Prepayment premium and other costs related to senior subordinated notes redemption	—	—	—	(7,760)
Income before income taxes	12,560	7,780	35,103	14,521
Provision for income taxes	(5,024)	(3,112)	(14,041)	(5,806)
Net income	$7,536	$4,668	$21,062	$8,715

Net income per share:
Basic	$0.34	$0.21	$0.97	$0.41
Diluted	$0.33	$0.20	$0.93	$0.39
Weighted average shares outstanding used to calculate per share information:
Basic	21,845	21,962	21,722	21,108
Diluted	22,761	23,114	22,613	22,323

Number of operating days	63	63	192	188

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dj Orthopedics, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	October 1,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,077	$11,182
Accounts receivable, net	60,146	46,981
Inventories, net	23,904	19,071
Deferred tax asset, current portion	7,902	7,902
Other current assets	4,814	5,359
Total current assets	97,843	90,495
Property, plant and equipment, net	15,353	15,463
Goodwill, intangible assets and other assets	159,273	154,792
Deferred tax asset	32,576	46,100
Total assets	$305,045	$306,850

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other accrued liabilities	$30,530	$28,812
Long-term debt, current portion	5,000	5,000
Total current liabilities	35,530	33,812
Long-term debt, less current portion	59,750	90,000
Total stockholders’ equity	209,765	183,038
Total liabilities and stockholders’ equity	$305,045	$306,850

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dj Orthopedics, Inc.

Unaudited Segment Information

(In thousands, except number of operating days)

	Three Months Ended		Revenues per Day		Nine Months ended		Revenues per Day
	Oct. 1,	Sept. 25,	Oct. 1,	Sept. 25,	Oct. 1,	Sept. 25,	Oct. 1,	Sept. 25,
	2005	2004	2005	2004	2005	2004	2005	2004
Net revenues:
Domestic Rehabilitation	$50,793	$44,288	$806.2	$703.0	$145,391	$129,999	$757.3	$691.5
Regeneration	13,600	11,547	215.9	183.3	40,712	36,458	212.0	193.9
International	7,740	6,636	122.9	105.3	25,107	21,441	130.8	114.1
Consolidated net revenues	72,133	62,471	$1,145.0	$991.6	211,210	187,898	$1,100.1	$999.5

Gross profit:
Domestic Rehabilitation	28,519	25,265			81,257	73,668
Regeneration	12,275	10,076			36,232	31,384
International	4,838	4,097			16,426	13,501
Consolidated gross profit	45,632	39,438			133,915	118,553

Income from operations:
Domestic Rehabilitation	11,483	9,604			30,519	26,493
Regeneration	3,616	718			10,815	5,695
International	1,715	1,293			6,560	5,083
Income from operations of reportable segments	16,814	11,615			47,894	37,271
Expenses not allocated to segments	(2,888)	(2,927)			(8,525)	(7,185)
Consolidated income from operations	$13,926	$8,688			$39,369	$30,086

Number of operating days	63	63			192	188

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